UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2010

SOY ENERGY, LLC

(Exact Name of Registrant as Specified in Charter)

Iowa	000-53112	20-4026473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 N. MAIN STREET P. O. BOX 663 MARCUS, IOWA		51035
(Address of principal executive offices)

(712) 376-2081

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Second Amendment to Asset Purchase Agreement

On April 2, 2010, Soy Energy, LLC, an Iowa limited liability company (“we” or “us”) entered into an Asset Purchase Agreement with OSM-REO FF, LLC, a Minnesota limited liability company (“OSM”).  OSM was previously assigned certain assets related to the biodiesel production facility of Freedom Fuels, LLC, an Iowa limited liability company (“Freedom Fuels”).  Under the Asset Purchase Agreement, Soy will pay OSM $10,000,000 to acquire the biodiesel production facility and related assets (the “Transaction”).  The assets are being transferred to Soy “as-is.”  However, the purchase price may be reduced up to $250,000 for expenses incurred by Soy to make certain specified repairs.  The Asset Purchase Agreement provides that we will not assume liabilities of Freedom Fuels or OSM, with the exception of certain taxes, certain liabilities under contracts we assume, and obligations under existing confidentiality agreements.

On August 13, 2010, we entered into an Amendment to the Asset Purchase Agreement with OSM (the “Amendment”).  The purpose of the Amendment is to modify the definition of Closing Deadline to extend such date to September 27, 2010.

On September 27, 2010, we entered into a Second Amendment to the Asset Purchase Agreement with OSM (the “Second Amendment”).  The purpose of the Second Amendment is to modify the definition of Closing Deadline to extend such date to September 30, 2010.

Amendment to the Construction and Design Agreement

The Company entered into a Construction and Design Agreement (the “Construction Agreement”) with Ball Industrial Services, LLC and Ball Construction Services, LLC (collectively, “Ball”) effective August 11, 2010. Under the Construction Agreement, Ball will provide design, engineering, procurement, testing, training, and construction services and labor, materials, supplies and equipment for modifications to the Mason City biodiesel production facility (the “Plant”) to allow the Plant to produce biodiesel using multiple feedstocks. However, the  Construction Agreement provides if the Company does not close on its proposed purchase of the Plant, or if the Company does not obtain a full financing commitment within 45 days of signing the Construction Agreement, the Construction Agreement will terminate.

On September 23, 2010, we entered into an Amendment to the Construction and Design Agreement with Ball.  The purpose of this amendment was to extend the time the Company had to close on its proposed purchase of the Plant, without the Construction Agreement terminating, to October 1, 2010.

Amendment to the Loan Agreement

On April 2, 2010, we entered into a Loan Agreement with OSM.  Subject to the terms of the Loan Agreement, OSM agreed to lend us $6,000,000 to be used to acquire the biodiesel production facility.  The initial interest rate is 5%.  In 2016, the interest rate will adjust to the 5-year LIBOR/swap rate plus 3.5%, but will not be less than 5%.  During the first year of the loan, we will be required to only pay interest on outstanding amounts.  Beginning after the first year of the loan, we will make principal and interest payments amortized over a ten-year period, with maturity of the note in 2021.

On September 30, 2010, we entered into an Amended and Restated Loan Agreement with OSM.  The purpose of amending and restating the Loan Agreement was to address certain items related to closing on the loan and to address additional details related to the Construction and Design Agreement and our anticipated Plant modifications to make it multi-feedstock capable.

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Item 2.01 Completion of Acquisition or Disposition of Assets

On September 30, 2010, the Company completed and closed on the acquisition from OSM—REO FF, LLC, a Minnesota limited liability company (“OSM”) of the biodiesel production facility, and certain assets related to the same, located in Mason City, Iowa, which was formerly owned by Freedom Fuels, LLC, an Iowa limited liability company (collectively, the “Asset Purchase Transaction”). The Asset Purchase Transaction was consummated pursuant to that certain Asset Purchase Agreement executed April 2, 2010, with the First Amendment to the Asset Purchase Agreement dated August 13, 2010 and the Second Amendment to the Asset Purchase Agreement dated September 27, 2010, by and among the Company and OSM. In exchange for the purchase of the assets, we paid OSM cash in the amount of $10,000,000, however, the cash amount may be reduced by up to $250,000 as reserves for repair, subject to the terms and conditions of the Asset Purchase Agreement. The Asset Purchase Transaction includes that $6,000,000 of this cash amount will be financed through the Loan Agreement with OSM.

Item 7.01 Regulation FD Disclosure and Item 8.01 Other Information

On or about October 5, 2010, the Company published and sent a newsletter to its unit holders. The newsletter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

This Report on Form 8-K is being furnished pursuant to Item 7.01 Regulation FD Disclosure. The information furnished is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits

(a)     None.

(b)     None.

(c)     None.

(d)     Exhibits.

Exhibit No.	Description

99.1	Newsletter for Soy Energy, LLC dated October 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOY ENERGY, LLC

October 5, 2010	/s/ Charles Sand
Date	Charles Sand, President

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